WINTHROP REALTY TRUST ANNOUNCES RESULTS FOR
THIRD QUARTER 2015 AND DECLARATION OF DISTRIBUTION

FOR IMMEDIATE RELEASE

Boston, Massachusetts – November 5, 2015 – Winthrop Realty Trust (NYSE:FUR) (the “Company” or “Winthrop”), which is liquidating and winding down pursuant to a plan of liquidation, announced today its financial and operating results for the third quarter ended September 30, 2015.  Winthrop’s Board of Trustees has declared a liquidating distribution of $1.00 per common share of beneficial interest payable in cash on December 3, 2015 to common shareholders of record on November 25, 2015.  The liquidating distribution is being paid from Winthrop’s current cash reserves.

Financial Results

Liquidation Basis of Accounting

As a result of the shareholder approval of the plan of liquidation on August 5, 2014, effective August 1, 2014, the Company began reporting its financial results on the liquidation basis of accounting.  The liquidation basis of accounting requires, among other things, that management estimate sales proceeds on an undiscounted basis as well as include in the Company’s assets and liabilities the undiscounted estimate of future revenues and expenses of the Company.  The estimated net assets in liquidation at September 30, 2015 would result in liquidating distributions of approximately $15.17 per common share.  This estimate of future liquidating distributions includes projections of costs and expenses to be incurred during the period required to complete the plan of liquidation.  There is inherent uncertainty with these projections and, accordingly, these projections could change materially based on a number of factors both within and outside of Winthrop’s control including the timing of sales, the performance of underlying assets and any changes in the underlying assumptions of projected cash flows.

This current estimate represents a decrease in liquidating distributions of $0.06 per common share below the Company’s estimate at June 30, 2015.  The decrease is primarily the result of a decrease in the liquidation value for the Company’s luxury residential property in Houston, Texas due to recent downturns in the Houston market and a reduction in estimated receipts from its mixed use facility in Churchill, Pennsylvania due to a shorter expected hold period.  These decreases were partially offset by an increase in estimated receipts from the Company’s warehouse facility in Jacksonville, Florida due to an extension of the anticipated holding period of the property.  In addition, the liquidation value of the Company’s investments in the Sullivan Center and Concord Debt Holdings were increased slightly.  No change has been made to the valuation of the Company’s investment in 701 Times Square.

2015 Third Quarter Activity and Subsequent Events

Assets Sold

•
Cerritos – On September 16, 2015 the Company sold its office property located in Cerritos, California for gross proceeds of $30.5 million and received net proceeds of $6.17 million after satisfaction of third party mortgage debt, closing costs and pro rations.  The gross liquidation value of the property was $30.5 million at June 30, 2015.

•
Edens Center and Norridge Commons – On October 9, 2015 the Company received $3.1 million in full satisfaction of its loan receivable, accrued and unpaid interest, and its participation interest.  In addition, in connection with the loan satisfaction, the Company sold its general partner interests in Edens Center and Norridge Commons for an aggregate price of $493,000 pursuant to the terms of an existing option agreement.  The aggregate liquidation value of these interests was $3.6 million at September 30, 2015 and $3.5 million at June 30, 2015.

Assets Under Contract for Sale

•
Highgrove, Stamford, Connecticut – On June 26, 2015 the venture in which the Company holds an 83.7% interest entered into a contract to sell its apartment building located in Stamford, Connecticut for gross proceeds of $90.0 million.  The sale which was scheduled to occur in October was extended until December 2015 at the buyer’s request.  The Company granted the extension in exchange for an additional $2.0 million non-refundable deposit.  Accordingly, the buyer’s aggregate $4.0 million deposit under the purchase contract is non-refundable, subject to customary closing conditions.  If consummated, the sale is expected to close in the fourth quarter of 2015.  The property is currently subject to a $77.8 million loan cross-collateralized with the Mosaic apartment property in Houston, Texas.  The loan will be satisfied in full from the sales proceeds.  After giving effect to this transaction, the venture will hold its remaining property, located in Houston, Texas, free of debt.  The liquidation value of the Stamford, Connecticut property was $90.0 million at September 30 and   June 30, 2015.

•	The contract to sell the 588,000 square foot warehouse property leased primarily to Fanatics, Inc. was terminated by the buyer during its diligence period.

Senior Note Repayment

•
The Company redeemed its outstanding 7.75% Senior Notes in full effective August 15, 2015.  Including accrued and unpaid interest, the aggregate redemption price paid, exclusive of Senior Notes held by Winthrop, was $72,635,081.42 (or $25.484375 per $25.00 face amount Senior Note).

Properties Currently Being Marketed for Sale

•	550 Corporetum, Lisle, IL – a 169,000 square foot multi-tenanted office property.

•	Churchill, PA – a 52,000 square foot mixed use facility leased to Westinghouse Electric Company LLC.

Distribution

Winthrop’s Board of Trustees has declared a liquidating distribution of $1.00 per common share of beneficial interest payable in cash on December 3, 2015 to common shareholders of record on November 25, 2015.  The liquidating distribution is being paid from Winthrop’s current cash reserves.

Conference Call Information

The Company will host a conference call to discuss its third quarter 2015 activities today, Thursday, November 5, 2015 at 12:00 PM Eastern Time.  Interested parties may access the live call by dialing (877) 407-9205 or (201) 689-8054, or via the Internet at www.winthropreit.com within the News and Events section.  An online replay will be available for one year.  A replay of the call will be available through December 5, 2015 by dialing (877) 660-6853; conference ID 13621761.

About Winthrop Realty Trust

Winthrop, headquartered in Boston, Massachusetts, is a NYSE-listed real estate investment trust (REIT).  On August 5, 2014 Winthrop’s shareholders adopted a plan of liquidation pursuant to which Winthrop is liquidating and winding down and, in connection therewith, is seeking to sell its assets in an orderly fashion to maximize shareholder value.  For more information, please visit our web-site at www.winthropreit.com.

Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  The statements in this release state the Company’s and management's hopes, intentions, beliefs, expectations or projections of the future and are forward-looking statements for which the Company claims the protections of the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995.  It is important to note that future events and the Company’s actual results could differ materially from those described in or contemplated by such forward-looking statements.  Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general economic conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or general downturn in their business, (iii) local real estate conditions, (iv) increases in interest rates, (v) increases in operating costs and real estate taxes, (vi) changes in accessibility of debt and equity capital markets and (vii) defaults by borrowers on loans.  Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's filings with the Securities and Exchange Commission, copies of which may be obtained from the Company or the Securities and Exchange Commission.  The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange Commission, specifically the section titled "Risk Factors" in the Company's most recent Annual Report on Form 10-K, as may be updated or supplemented in the Company's Form 10-Q filings, which discuss these and other factors that could adversely affect the Company's results.

CONSOLIDATED STATEMENTS OF NET ASSETS
(Liquidation Basis)
(unaudited, in thousands)

	September 30,	December 31,
	2015	2014
ASSETS
Investments in real estate	$480,898	$557,325
Equity investments	280,617	389,921
Cash and cash equivalents	56,716	127,583
Restricted cash held in escrows	8,269	5,831
Loans receivable	8,386	24,005
Secured financing receivable	29,197	29,210
Accounts receivable	1,327	1,468
Loan securities	-	918
TOTAL ASSETS	865,410	1,136,261

LIABILITIES
Mortgage loans payable	223,174	296,954
Senior notes payable	-	71,265
Liability for non-controlling interests	45,886	46,564
Liability for estimated costs in excess of estimated receipts during liquidation	30,881	31,253
Dividends payable	1,550	82,353
Accounts payable, accrued liabilities and other liabilities	9,490	10,794
Related party fees payable	1,837	2,374
TOTAL LIABILITIES	312,818	541,557

COMMITMENTS AND CONTINGENCIES
Net assets in liquidation	$552,592	$594,704

Further details regarding the Company’s results of operations, properties, joint ventures and tenants are available in the Company’s Form 10-Q for the quarter ended September 30, 2015 which will be filed with the Securities and Exchange Commission and will be available for download at the Company’s website www.winthropreit.com or at the Securities and Exchange Commission website www.sec.gov.

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Contact Information:

AT THE COMPANY

John Garilli
Chief Financial Officer
(617) 570-4614